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                                                        EXHIBIT 10.90 - ORIGINAL

                              EMPLOYMENT AGREEMENT

        AGREEMENT, dated as of February 1, 2002 by and between ImClone Systems Incorporated, a Delaware corporation (the "Company") and Clifford R. Saffron ("Executive").

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1. Employment. The Company hereby agrees to employ Executive as a Vice-President and Special General Counsel ("SGC") and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

        2. Term. The period of employment of Executive by the Company under this Agreement (the "Employment Period") shall commence on the date hereof (the "Commencement Date") and shall continue through the first anniversary thereof. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

        3. Position and Duties. During the Employment Period, Executive shall serve as SGC, and shall report to the Company's Chief Executive Officer. Executive shall have those powers and duties normally associated with the position of SGC and shall have such other powers and duties as are assigned to him by the Company. Executive shall devote all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to performing his duties for the Company.

        4. Place of Performance. The principal place of employment of Executive shall be at the Company's principal executive offices in New York, New York; provided, that, he may be required to travel on Company business from time to time.

        5.      Compensation and Related Matters.

                (a) Base Salary and Bonus. During the Employment Period, the Company shall pay Executive a base salary at the rate of $225,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. In addition to Base Salary, Executive shall be eligible to receive an annual target bonus of $100,000 upon attaining performance goals established by the Company.

                (b)     Stock Options.

                        (i) The Board of Directors of the Company has approved a stock option grant to Executive to acquire 60,000 shares of the Company's common stock (each, an "Option" and collectively the "Options") at a price of $ 18.44 per share under such terms and conditions as provided for under the Company's then existing stock option plans which are not inconsistent with clause (ii) below.
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                        (ii)    The Options described in paragraph (i) above
shall be granted subject to the following terms and conditions: (A) except as provided below, the Options shall be granted under and subject to the Company's stock option plan; (B) the exercise price per share of each Option shall be $ 18.44, which was the closing price of the Company's common stock on the NASDAQ (or such other principal trading market for the Company's common stock) on February 15, 2002, the date that this grant was approved by the Board; (C) the Options shall be vested and exercisable as to 25% of the shares subject thereto on the date of grant and as to an additional 25% of the shares subject thereto on each of the first, second and third anniversaries of the date of grant; provided, that, Executive is then employed; (D) each Option shall be exercisable for the ten (10) year period following the date of grant; provided, that, Executive is then employed; and (E) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms of employees of the Company who are at a vice president level.

                (c) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified from time to time.

                (d) Vacation. Executive shall be entitled to the number of weeks of paid vacation per year as are customarily provided for an employee of his position under the Company's vacation policy.

                (e) Services Furnished. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services as provided to other employees of his position.

                (f) Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees, in accordance with the eligibility requirements for participation therein.

                (g) Signing Bonus. By no later than March 22, 2002, the Company shall pay Executive a signing bonus of $25,000.

        6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                (a)     Expiration. The expiration of the Employment Period.

                (b)     Death. The death of Executive.

                (c) Disability. If, as a result of Executive's physical or mental incapacity ("Disability"), Executive shall have been substantially unable to perform his duties hereunder for a period of thirty (30) days in any one-year period, the Company shall have the right to terminate Executive's employment for Disability.

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                (d)     Cause. The Company terminates Executive for Cause. For
purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's (i) conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude; (ii) breach of any term of this Agreement; (iii) misconduct that is injurious to the Company; (iv) habitual drug or alcohol abuse; (v) failure to satisfactorily perform his duties hereunder; or (vi) breach of any Company policy or code of conduct.

                (e) Without Cause. The Company terminates Executive's employment hereunder without Cause by providing Executive with a Notice of Termination.

                (f) Resignation by Executive. Executive terminates this Agreement and Executive's employment hereunder at any time upon thirty (30) days prior written notice to the Company.

        7.      Termination Procedure.

                (a) Notice of Termination. Any termination of Executive by the Company or by Executive (other than termination pursuant to Section 6(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive under the provisions so indicated.

                (b)     Date of Termination. "Date of Termination" shall mean
(i) if Executive's employment is terminated by the expiration of this Agreement, the date of expiration, (ii) if Executive's employment is terminated by his death, the date of his death, (iii) if Executive's employment is terminated pursuant to Section 6(c) hereof, the date the Notice of Termination is given, or
(iv) if Executive's employment is terminated pursuant to any other Section, the date specified in the Notice of Termination.

        8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period and that prior to receiving any such payments and as a material condition thereof, Executive shall sign and agree to be bound by a general release of claims against the Company and any entity in control of, controlled by or under common control with the Company (an "Affiliate") in such form as is reasonably satisfactory to the Company.

                (a) If Executive is terminated pursuant to Sections 6(a), 6(b), 6(c) 6(d), or 6(f), the Company shall pay Executive his accrued, but unpaid Base Salary and, to the extent permitted by the Company's vacation policy, his accrued vacation pay, through the Date of Termination (the "Accrued Benefits"), and the Company shall have no further obligations to Executive under this Agreement; provided, that, Executive shall also be entitled to any other

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benefit or payment provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

                (b)     If Executive's employment is terminated pursuant to
Section 6(e), Executive shall be entitled to (i) payment of his Accrued Benefits and (ii) the Company shall continue to pay Executive his Base Salary until the remainder of the Employment Period as though the termination under Section 6(e) had not occurred; provided, that, such period shall not be less than three (3) months. The Company shall have no further obligations to Executive under this Agreement; provided, that, Executive shall also be entitled to any other benefit or payment provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

        9.      Restrictive Covenants.

                (a) Except (i) as required in order to perform his obligations under this Agreement, or (ii) as may otherwise be required by law or any legal process (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), Executive shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Company's or any Affiliate's Confidential Information at any time (during or after Executive's employment). For purposes of this Agreement, "Confidential Information" of the Company shall mean any valuable, competitively sensitive data and information related to the Company's or any Affiliate's business including, without limitation Trade Secrets (as defined below) that are not generally known by or readily available to the Company's or any Affiliate's competitors other than as a result of an improper disclosure directly or indirectly by Executive. "Trade Secrets" shall mean information or data of the Company or any Affiliate's including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy

                (b) All records, files, drawings, documents, models, equipment, and the like containing Confidential Information or needed in the Company's business which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. The Company shall be the owner of all Trade Secrets and other products relating to the Company's business developed by Executive alone or in conjunction with others as part of his employment with the Company.

                (c) In the scope of Executive's employment with the Company, he may be requested, alone or with others, to create, invent, enhance, and modify items which are or

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could be deemed to be Confidential Information. Executive acknowledges and agrees that all of such information is intended to be, and will remain, the sole and exclusive property of the Company. In addition, Executive agrees that any and all intellectual property that Executive invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others and that is the result of or is substantially derived from Confidential Information shall be the sole and exclusive property of the Company unless in the public domain. If Executive's employment with the Company terminates for any reason, he shall promptly and fully disclose all such property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company and shall fully cooperate with the Company to protect the business relationships of the Company and to insure that there will be no unreasonable interference or disruption of such business relationships.

                (d) Should Executive engage in or perform any of the acts prohibited by this Section 9, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

        10. Arbitration. Except as provided for in Section 9 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

        11. Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

        12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


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                  If to Executive:

                  Clifford Saffron
                  120 Redwood Drive
                  Roslyn, New York 11576


                  If to the Company:

                  ImClone Systems Incorporated
                  180 Varick Street
                  New York, New York  10014
                  Attention:  Chief Financial Officer


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        13. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. By signing this Agreement, Executive acknowledges that he will not be an officer of the Company and that during the Employment Period he will not hold himself out to the public or any other party as an officer of the Company.

        14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        16. Entire Agreement. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior

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agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

        17. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

        18. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        19. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive's duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first above written.




                          IMCLONE SYSTEMS INCORPORATED


                              /S/ Daniel S. Lynch
                          By:
                              ------------------------
                              Name:   Daniel S. Lynch
                              Title:  Senior Vice President - Finance
                                      & Chief Financial Officer



                          Executive:

                              /S/ Clifford R. Saffron
                              ------------------------
                              Name:   Clifford R. Saffron


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                                                       EXHIBIT 10.90 - AMENDMENT






                                             As of April 18, 2002

Clifford R. Saffron, Esq.
120 Redwood Drive
Roslyn, NY  11576


Dear Cliff:

         Reference is made to the Employment Agreement between the Company and yourself dated as of February 1, 2002 (the "Agreement"). That Agreement provides the terms of your employment by ImClone Systems Incorporated commencing February 1, 2002, and it is the intent of the Company and yourself through this letter amendment (the "Amendment") to make certain changes to the Agreement, as follows:

         In Section 1, "Employment", your title, reflected in the Agreement as Vice President and Special General Counsel (SGC), shall be changed to "Senior Vice President and Special General Counsel (SGC)".

         In addition to the Stock Option award set forth in Section 5(b) of the Agreement, the Company awards you additional Stock Options as set forth below:

         The Board of Directors of the Company has approved a stock option grant to Executive to acquire 10,000 shares of the Company's common stock (each, an "Option" and collectively the "Options") at a price of $ 21.54 per share under such terms and conditions as provided for under the Company's then existing stock option plans which are not inconsistent with the following paragraph.

         The Options described in paragraph (i) above shall be granted subject to the following terms and conditions: (A) except as provided below, the Options shall be granted under and subject to the Company's stock option plan; (B) the exercise price per share of each Option shall be $ 21.54, which was the closing price of the Company's common stock on the NASDAQ (or such other principal trading market for the Company's common stock) on April 18, 2002, the date that this grant was approved by the Board; (C) the Options shall be vested and exercisable as to 25% of the shares subject thereto on each of the first, second, third and fourth anniversaries of the date of grant; provided, that, Executive is then employed; (D) each Option shall be exercisable for the ten
(10) year period following the date of grant; provided, that, Executive is then employed; and (E) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms of employees of the Company who are at a vice president level.

         "Section 5(c) of the Agreement is amended to add the following additional language: "In addition, during the Employment Period, the Company shall provide the Executive a reasonable automobile allowance as determined by the CEO".

         In all other aspects the Agreement remains unchanged.

         Kindly enter into the Amendment by signing below.



                                          Very truly yours,


                                          /S/ Daniel S. Lynch

                                          Daniel S. Lynch
                                          Senior Vice President,
                                          Chief Financial Officer and Secretary


         Agreed to:



         /S/ Clifford R. Saffron
         ----------------------------
         Clifford R. Saffron